PROMISSORY NOTE

$___________USD	Date: ____________

     FOR VALUE RECEIVED, SOUTH SEA ENERGY CORP. (the “Promissor”) hereby promises to pay to _________________, or such other holder for the time being hereof (the “Holder”), the principal amount of ___________________($__________) in United States currency (the “Principal Amount”) ON DEMAND, and to pay interest thereon at the rate of __ per cent (__%) per annum calculated annually from ___________on so much of the Principal Amount as shall be outstanding from time to time.

     Arrears in payment of the Principal Amount or any interest shall bear interest at the rate of thirty per cent (30%) per annum calculated annually. Default in paying the Principal Amount or any interest shall, at the option of the Holder, render the entire balance then owing hereunder at once due and payable. Time shall be of the essence of this Note. Extension of time for payment of all or any part of the amount owing hereunder at any time or times, or failure of the Holder to enforce any of the rights or remedies hereunder, shall not release the Promissor and shall not constitute a waiver of the rights of the Holder to enforce such rights and remedies thereafter.

     Should suit be brought to recover on this Note, the Promissor promises to pay reasonable attorney's fees and court costs in addition to the amount found to be due on this Note.

     The Holder may convert all or any part of the indebtedness owing under this Note into shares of the Promissor at a price of USD0.60 per share, and for each share so purchased will receive one warrant to purchase an additional share exercisable for one year at USD0.60 and for a second year at USD0.90.

     IN WITNESS WHEREOF the Promissor has executed this Note on ____________
.

SOUTH SEA ENERGY CORP.

Authorized Signatory